Exhibit 99.1

Bitstream Inc. Reports First Quarter Results for 2009

The Company reported first quarter revenue of $5,001,000 and non-GAAP net income of $41,000.

CAMBRIDGE, MA—(Business Wire)—May 13, 2009—Bitstream Inc. (Nasdaq: BITS) today reported that revenue decreased by $1,368,000 or 22% to $5,001,000 for the three months ended March 31, 2009 as compared to total revenue of $6,369,000 for the three months ended March 31, 2008. The Company’s cash and cash equivalents at March 31, 2009 totaled $17,057,000, an increase of $895,000 from a Balance of $16,162,000 at December 31, 2008.

“We are pleased to report that we increased our cash and cash equivalents during the quarter by $895,000 and that we achieved a non-GAAP net profit of $41,000 for the quarter. However, as our revenue is typically driven more by consumer-based spending in our first quarter than other quarters, we did experience a decrease in our first quarter revenue due to lower consumer spending, as well as, longer corporate sales cycles,” said Anna M. Chagnon, President and Chief Executive Officer. “We remain optimistic about our ability to drive future revenue growth given the growing pipeline for many of our products and given the opportunities we see to generate additional revenue by licensing our new Bolt Browser.”

GAAP Results

Our loss from operations was $(166,000) for the three months ended March 31, 2009, a decrease of $766,000 as compared to net income of $600,000 for the three months ended March 31, 2008. Our net loss for the three months ended March 31, 2009 was $(153,000) or $(0.02) per diluted share, a decrease of $812,000 as compared to net income of $659,000 or $0.06 per diluted share for the three months ended March 31, 2008.

Non-GAAP Results

Our income from operations, not including the effect of stock-based compensation expense, decreased $727,000 or 96% to $28,000 for the three months ended March 31, 2009 as compared to $755,000 for the three months ended March 31, 2008. Net income, not including the effect of stock-based compensation expense, decreased $773,000 or 95% to $41,000 or $0.00 per diluted share for the three months ended March 31, 2009 as compared to $814,000 or $0.08 per diluted share for the three months ended March 31, 2008.

A reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

CONFERENCE CALL REMINDER

Today, May 13, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended March 31, 2009:

•	Domestic Dial-in number: 1-866-793-1301

•	International Dial-in number: 1-703-639-1307

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through May 23, 2009 (access code): 1360380

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2008.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue:
Software license	$3,765	$5,126
Services	1,236	1,243

Total revenue	5,001	6,369

Cost of revenue:
Software license	1,565	2,014
Services	583	581

Total cost of revenue	2,148	2,595

Gross profit	2,853	3,774

Operating expenses:
Marketing and selling	1,033	1,135
Research and development	1,214	1,392
General and administrative	772	647

Total operating expenses	3,019	3,174

Operating income (loss)	(166)	600

Interest and other income, net	19	96

Income (loss) before provision for income taxes	(147)	696
Provision for income taxes	6	37

Net income (loss)	$(153)	$659

Basic net earnings (loss) per share	$(0.02)	$0.07

Diluted net earnings (loss) per share	$(0.02)	$0.06

Basic weighted average shares outstanding	9,723	9,758

Diluted weighted average shares outstanding	9,723	10,527

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$17,057	$16,162
Accounts receivable, net	1,075	1,827
Prepaid expenses and other current assets	667	527
Restricted Cash	150	150

Total current assets	18,949	18,666

Property and equipment, net	363	427

Other assets:
Goodwill	727	727
Intangible assets	74	81

Total other assets	801	808

Total assets	$20,113	$19,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,251	$832
Accrued payroll and other compensation	620	1,057
Other accrued expenses	462	583
Deferred revenue	1,845	1,937

Total current liabilities	4,178	4,409

Total liabilities	4,178	4,409

Total stockholders’ equity	15,935	15,492

Total liabilities and stockholders’ equity	$20,113	$19,901

Bitstream Inc.

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended March 31,
	2009	2008
GAAP operating income (loss)	$(166)	$600
SFAS 123R stock-based compensation	194	155

Non-GAAP operating income	$28	$755

GAAP net income (loss)	$(153)	$659
SFAS 123R stock-based compensation	194	155

Non-GAAP net income (loss)	$41	$814

Diluted net income per share:

GAAP net income (loss)	$(0.02)	$0.06
SFAS 123R stock-based compensation	0.02	0.02

Non-GAAP net income (loss)	$0.00	$0.08

Shares used to compute diluted GAAP net income (loss) per share	9,723	10,527

Shares used to compute diluted Non-GAAP net income per share	10,128	10,527